Exhibit 99.(a)(1)(A)

TEGAL CORPORATION
2201 South McDowell Boulevard
Petaluma, CA  94954
(707) 763-5600

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
November 8, 2006

TEGAL CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER EXPIRES AT 11:59 P.M. PACIFIC DAYLIGHT TIME
ON DECEMBER 7, 2006, UNLESS WE EXTEND THIS OFFER

We are offering you the opportunity to exchange stock options currently outstanding under the Tegal Corporation (together with its subsidiaries, “Company” or “Tegal”) Eighth Amended and Restated 1998 Equity Participation Plan that have an exercise price equal to or greater than $7.70 (“Eligible Options”) for a lesser number of either (1) restricted stock units, each one representing one share of Company common stock to be issued in the future (“RSUs”) or (2) new options to purchase Tegal common stock at current fair market value (“New Options”). You may elect whether to exchange your Eligible Options for either RSUs or New Options. The RSUs and New Options will be issued under the Eighth Amended and Restated 1998 Equity Participation Plan (the “Plan”) in accordance with a specified exchange formula as described herein (the “Option Exchange Program”), pursuant to the terms and conditions of this Offer to Exchange Certain Outstanding Options to Purchase Common Stock (the “Offer”). You are eligible to participate in the Offer if you are an employee of Tegal as of November 8, 2006, the date the Offer commenced, and you remain an employee through the Expiration Date of the Offer and you hold Eligible Options.

The “Expiration Date” of the Offer is 11:59 p.m. Pacific Daylight Time on December 7, 2006. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.

The RSUs and New Options will be granted under the Plan approximately one (1) business day following the Expiration Date, currently anticipated to be December 8, 2006 (the “Grant Date”). The Board retains the discretion to determine the Grant Date.

We are offering to exchange unexercised Eligible Options by determining the value of the Eligible Options using an option pricing model. You may elect whether to exchange your Eligible Options for either RSUs or New Options. The number of either RSUs or New Options that you will be granted in exchange for cancellation of your Eligible Options will be determined by the following formula: the value of your Eligible Options (as determined under the option pricing model) will be reduced by ten percent (10%), then that reduced amount will be divided by the fair market value of a share of Company common stock on the Grant Date. “Fair market value” for this purpose is the closing price of a share of Company common stock as reported on the Nasdaq Capital Market on the last trading day before the Grant Date. The option pricing model to be used is the Black-Scholes valuation model (a widely used model for calculating the value of derivative securities).

As an example, if you have an Eligible Option grant representing the right to purchase 100 shares of common stock and you elect to exchange this Eligible Option for RSUs, you will receive RSUs on the Grant Date representing the right to receive the number of shares of Company common stock equal to the Black-Scholes valuation of your Eligible Option rights, reduced by 10%, and divided by the closing price on the last trading date before the Grant Date.

The RSUs and New Options will become vested in two installments, 50% on the first anniversary of the Grant Date, and 100% on the second anniversary of the Grant Date. Vesting is contingent upon your continuous employment with Tegal through the applicable vesting dates. The New Options will become exercisable as they vest, and will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Capital Market on the last trading day prior to the Grant Date. Shares of our common stock will be delivered in satisfaction of the RSUs upon vesting. If you terminate from employment with the Company prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your RSUs or New Options.

Shares of our common stock are quoted on the Nasdaq Capital Market under the symbol “TGAL”. On November 3, 2006, the closing price of our common stock as reported on the Nasdaq Capital Market was $3.85 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange Eligible Options under this Offer. We can provide no assurance as to the price of our common stock at any time in the future, and nothing contained in this document or the other documents you receive relating to this Offer should be interpreted in any way as a claim relating to the future prospects of the price of our common stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

Please note that although you may tender as many or as few of the Eligible Options as you like, you must exchange all shares issuable under each particular grant of Eligible Options you wish to exchange. For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock at, and another grant of Eligible Options with the right to purchase 50 shares of our common stock , you may tender one or both of these grants of Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares. In addition, you may elect only one form of exchange per Eligible Option. For example, you can exchange your full Eligible Option to purchase 100 shares for RSUs, but you cannot exchange 1/2 for RSUs and 1/2 for New Options.)

We are making this Offer upon the terms and subject to the conditions described in this Offer, including the Summary of Terms and any other communications by us (which together, as they may be amended from time to time, constitute the “Offer”). This Offer is not conditioned upon a minimum number of option holders accepting this Offer or a minimum number of Eligible Options being exchanged, but is subject to other conditions that we describe in Section 6 of this Offer.

You will need to make your election to exchange Eligible Options in writing using the Stock Option Exchange Election Form that we have provided you.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender some or all of your Eligible Options for exchange and cancellation, and receive RSUs or New Options under the terms of this Offer, you must submit your signed Stock Option Exchange Election Form to us no later than 11:59 p.m. Pacific Daylight Time on the Expiration Date. Submissions instructions are included on the Form. If you have questions, please call Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com. If we do not receive your signed Stock Option Exchange Election Form by 11:59 p.m. Pacific Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. Only those stock option agreements for Eligible Options which we accept for exchange will be automatically cancelled.

If your employment with Tegal is terminated for any reason on or before the Grant Date, you will not receive any RSUs or New Options. If you elect to participate in the Option Exchange Program, your Eligible Options will be cancelled on the Expiration Date. If your employment terminates for any reason on or after the Expiration Date and prior to the Grant Date, you will forfeit and not be permitted to exercise your Eligible Options, and you will not receive any RSUs or New Options.

The Board makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board recognizes that the decision to accept or reject this Offer is an individual one that may be based on a variety of factors. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

The information about this Offer from Tegal is limited to this Offer, including the Summary of Terms and any other communications we may periodically send to you. We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Options pursuant to this Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer, including the Summary of Terms and any other communication we may periodically send to you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Tegal.

TABLE OF CONTENTS

SUMMARY OF TERMS (in QUESTION and ANSWER FORMAT)	5
THE OFFER	11
1. NUMBER OF OPTIONS; EXPIRATION DATE	11
2. PURPOSE OF THIS OFFER	12
3. PROCEDURES	12
4. CHANGE IN ELECTION	13
5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS OR RSUs	13
6. CONDITIONS OF THIS OFFER	14
7. PRICE RANGE OF COMMON STOCK	15
8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTION AND RSU GRANTS	15
9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS	16
10. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	17
11. LEGAL MATTERS; REGULATORY APPROVALS	17
12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	17
13. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT	19
14. FEES AND EXPENSES	19
17. ADDITIONAL INFORMATION	19
APPENDIX A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF TEGAL	A-1
APPENDIX B FINANCIAL INFORMATION	B-1

TEGAL CORPORATION
SUMMARY OF TERMS
OF
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

November 8, 2006

Response Due By 11:59 p.m. Pacific Daylight Time
on December 7, 2006, unless this Offer is Extended by Notice

The following information should answer most of the questions that you may have about this Offer. Please read the remainder of the Offer and the accompanying documents carefully and in their entirety as they contain information relevant to your decision as to whether or not to participate in this Offer. We have included references to the relevant sections of the Offer where you can find a more complete description of the topics discussed in this Summary of Terms.

GENERAL QUESTIONS ABOUT THE TERMS OF THE OFFER

Q1.	What is the Option Exchange Program?

We are offering Eligible Employees (as defined below) the opportunity to exchange stock options currently outstanding under the Eighth Amended and Restated 1998 Equity Participation Plan that have an exercise price equal to or greater than $7.70 per share (“Eligible Options”) for a lesser number of either (1) restricted stock units, each of which representing a share of Tegal Corporation common stock to be issued in the future (“RSUs”) or (2) new options to purchase Tegal Corporation common stock (“New Options”). The RSUs and New Options will be granted under the Eighth Amended and Restated 1998 Equity Participation Plan in accordance with a specified exchange formula (see Question 9 below for additional information on the specified exchange formula) approximately one (1) business day following expiration of the Offer, currently anticipated to be December 8, 2006 (the “Grant Date”), although for administrative processing reasons, you may not receive notice of your new RSU or New Option grant for a period of time following the Grant Date. The Board retains the discretion to determine the Grant Date. (See Section 1 of the Offer.)

Q2.	Who can participate in this Offer?

You are eligible to participate in this Offer if you are an employee of Tegal Corporation (together with its subsidiaries, the “Company”, or “Tegal”) as of November 8, 2006, you continue to be employed by Tegal through the Expiration Date of this Offer, and you hold Eligible Options (an “Eligible Employee”). An employee of Tegal must either be on active status or on an approved leave of absence on the Expiration Date of this Offer in order to be eligible to participate, unless otherwise required under local law. An employee whose employment with Tegal terminates for any reason at any time before the Expiration Date of this Offer will not be an Eligible Employee. (See Section 1 of the Offer.)

Q3.	What if I leave Tegal after the Offer begins but before my New Options or RSUs are granted?

To receive RSUs or New Options, you must be employed by Tegal at the time the Option Exchange Program commences through the time the RSUs or New Options are granted. If you elect to participate in the Option Exchange Program and your employment terminates for any reason before the Grant Date, you would not receive any RSUs or New Options. If you terminate from employment prior to the Expiration Date, you would be permitted to exercise your old options within the usual post-termination periods set forth in the Plan, to the extent that they were exercisable at the time of termination. Otherwise, any Eligible Option that you tendered will be cancelled on the Expiration Date, and if you terminate from employment on or after the Expiration Date and before the Grant Date, you will forfeit and not be permitted to exercise your old options and you will not receive RSUs or New Options. (See Section 1 of the Offer.)

This Offer will not change or modify any terms of your employment with Tegal.

Q4.	Why is Tegal making this offer to employees?

We are making this Offer because, as a result of the volatility in our stock price, many outstanding options have exercise prices significantly higher than the current market price of our common stock. In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward our employees. We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests. (See Section 2 of the Offer.)

Q5.	Why do I have to give up my old options? Can’t Tegal just grant new options at a current price?

We designed the Option Exchange Program to avoid the dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. In addition, issuing new stock options might cause some stockholders consider our “overhang” (the ratio of our outstanding options to total outstanding shares) to be too high. The Option Exchange Program will help avoid this problem.

Q6.	How can I tell which of my outstanding options are Eligible Options?

If you are either an active employee or an employee on authorized leave of absence, and one of your outstanding options has an exercise price equal to or greater than $7.70, that option is an Eligible Option. You will be provided with a Stock Option Exchange Election Form which contains a summary of your Eligible Option grants.

Q7.	Are there any conditions to this Offer?

Yes. This Offer is subject to the conditions described in Section 6 of the Offer. If any of these events occur, Tegal may terminate, postpone or amend this Offer. However, this Offer is not conditioned on a minimum number of Eligible Employees accepting this Offer or a minimum number of Eligible Options being exchanged. (See Section 6 of the Offer.)

SPECIFIC QUESTIONS ABOUT THE ELIGIBLE OPTIONS TO BE EXCHANGED

Q8.	If I participate, how many RSUs or New Options will I receive?

Under this Offer, you may make an election to exchange your unexercised Eligible Options for a number of either RSUs or New Options to be granted in accordance with the following exchange formula:

Value of your Eligible Options (as determined using an option pricing model),

Minus ten percent (10%),

Divided by the fair market value of a share of Company common stock on the Grant Date.

“Fair market value” for this purpose is the closing price of a share of Company common stock as reported on the Nasdaq Capital Market on the last trading day before the Grant Date. If any fractional numbers result from the exchange formula calculation, RSU and New Option grants will be rounded down for any fractional option to the next whole share on a grant-by-grant basis.

Q9.	Why are only options with an exercise price equal to or greater than $7.70 per share eligible for exchange?

      We believe that options that are only moderately out-of-the-money continue to provide valuable incentives for employees. We set the $7.70 “floor” to provide significant benefits to employees while continuing to be mindful of the interests of our stockholders.

Q10.	Why isn’t the exchange formula simply a one-to-one ratio with my Eligible Options?

We believe the exchange ratios must balance the interests of both our employees and our stockholders. Therefore, in order to make the program fair, we have designed it to be approximately “value for value.” This means that, in the aggregate, the value of the stock options being exchanged will be approximately the same as the value of the RSUs or New Options to be granted. Under our pricing model, this requires that more stock options be surrendered than new grants received in the exchange. The exchange formula was determined with advice from third-party compensation consultants and on the basis of valuations under the Black-Scholes valuation model (a widely used derivative securities pricing model).

Q11.	If I elect to participate and exchange my Eligible Options, do I have to exchange all of my Eligible Options, or can I just exchange some of them?

You are not obligated to exchange all of your Eligible Option grants and will be free to exchange as few or as many of your individual Eligible Option grants as you wish. However, if you elect to exchange shares from any Eligible Option grant, you must elect to exchange all shares issuable under such Eligible Option grant.

For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock, and another grant of Eligible Options with the right to purchase 50 shares of our common stock, you may tender one or both of these grants of Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares at or 25 shares of the Eligible Option grant for 50 shares).

Q12.	If I elect to participate and exchange my Eligible Options, do I have to exchange all of my Eligible Options for either only RSUs or only New Options, or can I elect to receive both types of awards?

If you elect to exchange shares from any Eligible Option grant, you must elect to exchange all shares issuable under such Eligible Option grant for one type of award, either RSUs or New Options. However, if you have more than one Eligible Option grant, you may elect different types of awards for each Eligible Option grant.

For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock, and another grant of Eligible Options with the right to purchase 50 shares of our common stock, you may elect to tender one of these grants of Eligible Options for RSUs and the other grant for New Options. However, you may not tender one Eligible Option grant for both RSUs and New Options (e.g., you may not tender the Eligible Option grant for 100 shares in exchange for 2/3 RSUs and 1/3 New Options).

Q13.	If I choose to participate in the Option Exchange Program can I exchange partial grants?

No, we are not accepting partial tenders of particular Eligible Option grants. You can elect to exchange as few or as many of your Eligible Option grants as you wish. However, if you elect to exchange any Eligible Options, you must exchange all of the options from the same grant.

Q14.	My Eligible Options are already vested. Will my RSUs and New Options also be fully vested?

No. All RSUs and New Options issued through the Option Exchange Program will vest in annual installments over a period of two (2) years. New Options will become exercisable upon vesting. Shares will be delivered upon vesting in RSUs.

Q15.	Can I exchange Eligible Option grants that I have already fully or partially exercised?

If you previously exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not eligible for exchange under this Offer. However, if you previously exercised an Eligible Option grant in part, the remaining unexercised portion of the Eligible Option grant may be exchanged under this Offer.

Q16.	What happens to Eligible Option grants that I choose not to exchange?

Eligible Option grants that you choose not to exchange will retain all of their current terms and conditions, including their current exercise price, expiration date and vesting schedule.

Q17.	Does the Company recommend employees participate in the program?

Tegal cannot make a recommendation to employees whether or not to accept the Offer and no one from Tegal has been, or will be, authorized to provide you with additional information in this regard. However, Tegal is providing as much information as is allowable by the SEC to assist you to make your informed decision. For questions regarding investment-related issues, you should talk to your own advisors.

SPECIFIC QUESTIONS ABOUT THE RSUS AND NEW OPTIONS

Q18.	When will I receive my RSUs and New Options?

      The RSUs and New Options will be granted on the Grant Date, which is currently anticipated to be December 8, 2006, although for administrative processing reasons, you may not receive notice of your new grant for a period of time following the Grant Date. (See Section 5 of the Offer.) The Board retains the discretion to determine the Grant Date. (See Section 1 of the Offer.)

Q19.	What will the purchase price of my RSUs and New Options be?

One share of Company common stock will be delivered to you for each RSU that vests. The purchase price of the shares of common stock to be issued upon settlement of your RSUs will be the par value of our common stock, which is equal to one-tenth of one cent ($0.01) and the par value will be deemed paid by your past services rendered to Tegal. As a result, you do not have to make a payment to Tegal to receive the shares of common stock to be issued upon your settlement of your RSUs.

All New Options will be granted with an exercise price equal to the closing price of Tegal’s common stock as reported on the Nasdaq Capital Market as of the last trading date prior to the Grant Date. (See Section 7 of the Offer for a historical view of the price range of our common stock.)

Q20.	What will the vesting schedule of my RSUs and New Options be?

The RSUs and New Options will vest on a different schedule than your tendered Eligible Options. The RSUs and New Options will vest in annual installments over a period of two (2) years, 50% on the first anniversary of the Grant Date, and 100% on the second anniversary of the Grant Date. For all RSUs and New Options, vesting is contingent upon your continued employment with Tegal through the applicable vesting dates. If you terminate from service with Tegal, you will forfeit and have no further rights with respect to any unvested portion of your RSUs and New Options. (See Section 8 of the Offer.)

Q21.	What will the term of my New Options be?

The New Options will have a term equal to the remaining term of your Eligible Options exchanged, as long as you remain employed by Tegal. (See Section 8 of the Offer.) For example, if you decide to exchange an Eligible Option which would otherwise expire in 2009 for New Options, your New Options will also expire in 2009.

Q22.	What will the other terms and conditions of my RSUs and New Options be?

The other terms and conditions of your RSUs and New Options not described in the Offer will be generally comparable to the other terms and conditions of other award agreements under the Plan. If you exchange your Eligible Options for New Options, such options will have the same exercise period as the Eligible Option you exchanged; e.g., if your Eligible Options provided that you can exercise your vested options within 3 months following your termination of employment date, your New Options will also allow you to exercise vested options for 3 months following termination.

However, all New Options will be nonqualified stock options under the U.S. Internal Revenue Code, regardless of the tax status of the Eligible Options exchanged, and will be granted pursuant to the Plan.

Q23.	If the exercise price of the New Options is higher than the exercise price of the Eligible Options I exchanged, can I revert back to my original Eligible Options with their original exercise price?

No. Once your Eligible Options have been surrendered for exchange, it is not possible to re-grant them. The fair market value of Tegal’s common stock on the last trading day prior to Grant Date of the New Options cannot be predicted at this time, and it is possible that your New Options may have a higher exercise price than your Eligible Options.

Q24.	If the New Options granted to me end up being out-of-the-money, will there be another offer to exchange?

We do not expect to implement another option exchange program.

SPECIFIC QUESTIONS ABOUT THE POTENTIAL CONSEQUENCES OF ACCEPTING OR REJECTING THIS OFFER

Q25.	What happens if I accept this Offer?

If you accept this Offer, the Eligible Option grants you choose to exchange will be cancelled promptly after 11:59 p.m. Pacific Daylight Time on the Expiration Date, and you will have no further right or interest in these Eligible Options. If you choose to accept this Offer, you will receive notice of your RSUs and/or New Options as promptly as possible following the Grant Date.

Q26.	Will I owe taxes if I participate in the Option Exchange Program?

The exchange of Eligible Options pursuant to this Offer should be treated as a non-taxable exchange, such that no income should be recognized for U.S. Federal or state income tax purposes upon grant of the RSUs and New Options. However, you may recognize income for U.S. Federal income tax purposes upon vesting of the RSUs or upon exercise of New Options (See Section 12 of the Offer), at which time the Company will also generally have a tax withholding obligation. Although not required to do so, the Company intends to automatically withhold a sufficient number of otherwise distributable shares of common stock when RSUs vest to satisfy its tax withholding obligation. You may also have taxable income when you sell the shares issued upon settlement of your awards.

If you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you. For additional information about your personal tax situation, you should talk to your own financial or tax advisor.

Q27.	Do I have to participate in the Option Exchange Program?

No. Participation in this Offer is completely voluntary. If you choose not to participate, no changes will be made to the terms of your current option grants.

SPECIFIC QUESTIONS ABOUT THE PROCESS OF EXCHANGING ELIGIBLE OPTIONS

Q28.	When does this Offer expire? Can this Offer be extended, and if so, how will I know if it is extended?

The “Expiration Date” of the Offer is 11:59 p.m. Pacific Daylight Time on December 7, 2006, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time prior to the Expiration Date. If we extend this Offer, we will announce the extension no later than 9:00 a.m. Pacific Daylight Time on the day following the last previously scheduled or announced Expiration Date. (See Section 13 of the Offer.)

Q29.	If I decide to accept this Offer, what do I need to do?

If you wish to accept this Offer, you must submit your Stock Option Exchange Election Form to us pursuant to its instructions no later than 11:59 p.m. Pacific Daylight Time on the Expiration Date. The Stock Option Exchange Election Form is provided in the packet regarding this Offer. If you have questions, please call Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com. If we do not receive your signed, written Stock Option Exchange Election Form by 11:59 p.m. Pacific Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer.

Q30.	Under what circumstances would Tegal not accept my Eligible Option grant for exchange?

We currently expect that we will accept promptly after the Expiration Date all Eligible Option grants for which written elections are properly completed, signed and submitted and have not been validly changed or withdrawn. We may, however, reject any or all written election forms to the extent we determine they were not properly completed, signed or submitted, to the extent we determine it is unlawful to accept the exchanged Eligible Option grants or to the extent that any condition described in Section 6 of the Offer makes it inadvisable in our reasonable judgment to proceed with this Offer. (See Sections 3, 5 and 6 of the Offer.)

Q31.	Can I change my previous election prior to the Expiration Date?

Yes. You may change your previous election or withdraw from the Offer by properly completing, executing and submitting a new Stock Option Exchange Election Form before the Expiration Date. You may change your election more than once. Your last properly submitted written Stock Option Exchange Election Form will supersede any prior election forms you may have completed, signed and submitted. (See Section 4 of the Offer.)

Q32.	If I elect to participate in the Offer, do I have to return any stock option agreements for the Eligible Options I wish to exchange?

No. You do not need to return any stock option agreements as they will automatically be cancelled when we accept your Eligible Options for exchange.

Q33.	Who can I talk to if I have questions about the Offer?

For general assistance, please call Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Employees of Tegal Corporation (together with its subsidiaries, the “Company” or “Tegal”) the opportunity to exchange stock options currently outstanding under the Eighth Amended and Restated 1998 Equity Participation Plan (the “Plan”) that have an exercise price equal to or greater than $7.70 per share (“Eligible Options”) for a lesser number of either: (1) restricted stock units, each one representing one share of Company common stock to be issued in the future (“RSUs”) or (2) new options to purchase Company common stock (“New Options”). The RSUs and New Options will be granted on the next business day following expiration of the Offer, currently anticipated to be December 8, 2006 (the “Grant Date”), under the Eighth Amended and Restated 1998 Equity Participation Plan (the “Plan”) in accordance with a specified exchange formula as described herein (the “Option Exchange Program”), and pursuant to the terms and conditions of this Offer to Exchange Certain Outstanding Options to Purchase Common Stock (the “Offer”).

“Eligible Employees” are employees of Tegal as of November 8, 2006 who hold Eligible Options and continue to be employed by Tegal through 11:59 p.m. Pacific Daylight Time on December 7, 2006 (the “Expiration Date”). If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. See Section 13 of this Offer for a description of our rights to extend, delay, terminate and amend this Offer.

If you wish to accept this Offer, you are free to elect to exchange as many or as few of the Eligible Option grants as you like; however, you must exchange all shares issuable under each particular Eligible Option grant you wish to exchange. For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock, and another grant of Eligible Options with the right to purchase 50 shares of our common stock, you may tender one or both of these Eligible Option grants. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares). Also, you may elect to exchange each Eligible Option for either RSUs or New Options, but not both. If you have more than one Eligible Option, you may elect different types of awards for exchange with each (e.g., exchange an Eligible Option grant for 100 shares for RSUs, and exchange an Eligible Option grant for 50 shares for New Options).

This Offer is subject to the terms and conditions described herein, including the Summary of Terms, the Stock Option Exchange Election Form and any other communications periodically sent to you by us. We will only accept Eligible Option grants that are properly exchanged and not validly withdrawn, in accordance with Section 5 of this Offer, by 11:59 p.m. Pacific Daylight Time on the Expiration Date. If we do not receive your written election to participate by such date and time, you will be deemed to have rejected this Offer. If your employment with Tegal is terminated for any reason on or before the Grant Date, you will not receive any RSUs or New Options. If you terminate prior to the Expiration Date, you would be permitted to exercise your old options within the usual post-termination periods set forth in the Plan, to the extent that they were exercisable at the time of termination. Otherwise, on the Expiration Date your tendered old options will be cancelled, and if you terminate on or after the Expiration Date and before the Grant Date, you will forfeit and not be permitted to exercise your old options and you will not receive RSUs or New Options.

In this Offer, each Eligible Option grant may be exchanged for RSUs or New Options, as elected, to be granted in accordance with the following exchange formula (rounded down to the next whole share):

Value of your Eligible Options (as determined using an option pricing model),

Minus ten percent (10%),

Divided by the fair market value of a share of Company common stock on the Grant Date

“Fair market value” for this purpose is the closing price of a share of Company common stock as reported on the Nasdaq Capital Market on the last trading day before the Grant Date. The option pricing model to be used is the Black-Scholes valuation model (a widely used model for calculating the value of derivative securities).

As an example, if you have an Eligible Option grant representing the right to purchase 100 shares of common stock and you elect to exchange this Eligible Option for New Options, you will receive on the Grant Date a New Option grant representing the right to purchase the number of shares of common stock equal to the Black-Scholes valuation of your Eligible Option reduced by 10%, then divided by the closing price on the last trading date before the Grant Date.

The RSUs and New Options will become 50% vested on the first anniversary of the Grant Date, and 100% vested on the second anniversary of the Grant Date. Vesting is contingent upon your continuous employment with Tegal through the applicable vesting dates. The New Options will become exercisable as they vest, and will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Capital Market on the last trading day prior to the Grant Date. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we cannot provide any assurance as to the price of our common stock in the future. If you terminate from employment with the Company prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your RSUs or New Options.

All RSUs and New Options will be granted under the Plan. One share of Company common stock will be delivered to you for each RSU that vests. All New Options will be granted with an exercise price equal to the closing price of Tegal’s common stock as reported on the Nasdaq Capital Market as of the last trading date prior to the Grant Date. The New Options will have a term equal to the remaining term of your Eligible Options exchanged, as long as you remain employed by Tegal. For example, if you decide to exchange an Eligible Option which would otherwise expire in 2009 for New Options, your New Options will also expire in 2009.

We will issue a press release or otherwise notify each Eligible Employee and keep the Offer open for at least ten (10) business days after the date of such notification if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged in this Offer.

A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m. Pacific Daylight Time.

2.  PURPOSE OF THIS OFFER.

Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock as a result of volatility in our stock price. In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward our employees. Accordingly, our Board adopted the Option Exchange Program to revitalize the stock options held by our employees. We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests.

In order to balance the interests of both our employees and our stockholders, we have designed it to be an approximate “value-for-value” program. This means that, in the aggregate, the value of the stock options being exchanged is approximately the same as the value of the RSUs and New Options to be issued. Under our option pricing model, this requires that more stock options be surrendered than received in the exchange. The exchange formula was determined on the basis of a Black-Scholes model, a commonly used option valuation model, with advice from third-party compensation consultants. We cannot guarantee that, if you choose to exchange your Eligible Options for New Options, your New Options will have a lower exercise price than your Eligible Options. The Board makes no recommendation as to whether or not you should tender your Eligible Options for exchange. The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors. You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation.

3.  PROCEDURES.

Making Your Election. If you wish to accept this Offer, you must submit your Stock Option Exchange Election Form to us pursuant to the instructions on the Form no later than 11:59 p.m. Pacific Daylight Time on the Expiration Date. The Stock Option Exchange Election Form is provided in the packet regarding this Offer. If we do not receive your signed, written Stock Option Exchange Election Form by 11:59 p.m. Pacific Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. You do not need to return any stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange.

If you have questions, please call Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com.

Determination of Validity; Rejection of Elections; Waiver of Defects; No Obligation to Give Notice of Defects. We will resolve, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of written election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all submissions to the extent that we determine they were not properly completed, signed and submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for exchange or to the extent that any condition described in Section 6 of this Offer makes it inadvisable in our reasonable judgment to proceed with this Offer. Otherwise, we will properly accept and timely exchange Eligible Options that are not validly withdrawn. We may waive any of the conditions of this Offer or any error in any written election form with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be accepted for exchange until all errors have been cured by the Eligible Employee exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any errors involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any errors.

Our Acceptance Constitutes an Agreement. If you elect to exchange any of your Eligible Option grants and you tender those Eligible Options according to the procedures described above, you will have accepted this Offer. However, only our acceptance of your Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our right to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly and timely tendered Eligible Options that have not been validly withdrawn.

4.  CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.

You may change your election at any time prior to 11:59 p.m. Pacific Daylight Time on the Expiration Date. If we extend this Offer beyond that time, you may change your election at any time until the extended Expiration Date. Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Option grants you elected to exchange. The date of the fortieth (40th ) business day after the commencement of this Offer is January 6, 2007.

You may change your election more than once. Your last completed, signed and properly submitted Stock Option Exchange Election Form will supersede any prior elections you may have submitted.

If you have questions regarding the process for changing your election, you may contact Adam LaVigna @ 707-765-5656 or send an e-mail to alavigna@tegal.com.

Neither we nor any other person is obligated to give notice of any errors you may make to your election form, and no one will be liable for failing to give notice of any errors. We will resolve, in our sole discretion, all questions as to the form and validity, including time of receipt, of any change to the documentation concerning this Offering. Our determinations of these matters will be final and binding on all parties.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE, AND THE CANCELLATION AND ISSUANCE OF RSUs AND NEW OPTIONS.

On the terms and subject to the conditions of this Offer, promptly following the Expiration Date we will accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn as of the Expiration Date. The RSUs and New Options will be granted approximately one (1) business day following expiration of the Offer, currently anticipated to be December 8, 2006, although for administrative processing reasons, you may not receive notice of your New Option grant for a period of time after the Grant Date. The Board retains the discretion to determine the Grant Date.

6.  CONDITIONS OF THIS OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, upon the occurrence of one or more of the conditions described below. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if, at any time on or after the date hereof, and by 11:59 p.m. Pacific Daylight Time on the Expiration Date, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Eligible Options that you elect to exchange. These conditions are as follows:

•
if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance of RSUs and/or New Options, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•
if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

      (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the RSUs and/or New Options or otherwise restrict or prohibit consummation of this Offer or otherwise relate to this Offer;

      (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue RSUs and/or New Options for some or all of the exchanged Eligible Options; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the -counter market; or

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us;

•	if any of the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership:

      (a) litigation or other proceedings are instituted against us, or any of our officers or members of our Board in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Tegal collectively with our subsidiaries;

(b) a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

(c) the suspension of trading in our equity securities by the SEC or by the Nasdaq Stock Market; or

      (d) a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Tegal or our subsidiaries or on the trading in our common stock;

•	if we are required to extend the Expiration Date beyond January 6, 2007 as a result of action or determination by the SEC or other regulatory authority.

We may assert these conditions in our sole discretion at any time before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to this Offer. Should we decide to waive or assert any of the conditions to this Offer, we must do so by 11:59 p.m. Pacific Daylight Time on the Expiration Date.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on all Eligible Employees.

We currently expect that we will accept all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.  PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock. Our common stock is quoted on the Nasdaq Capital Market under the symbol “TGAL”. The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the Nasdaq Capital Market.

Year ended March 31, 2005	High	Low
First Quarter	$34.20	$15.24
Second Quarter	24.12	9.84
Third Quarter	23.52	12.60
Fourth Quarter	20.4	10.44
Year ended March 31, 2006
First Quarter	$17.52	$11.64
Second Quarter	12.00	7.56
Third Quarter	9.48	6.00
Fourth Quarter	8.40	5.76
Year ended March 31, 2007
First Quarter	$8.64	$3.96
Second Quarter	5.04	2.62
Third Quarter (through November 3, 2006)	4.79	3.61

As of November 3, 2006, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $3.85 per share.

The number of shares of our common stock outstanding as of November 3, 2006 was 7,072,289.

If you elect to receive New Options, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain and consider current market quotations for our common stock among other factors, before deciding whether to exchange your Eligible Options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RSUs AND NEW OPTION GRANTS.

Consideration. In this Offer, each Eligible Option may be exchanged for either RSUs or a New Option to be granted in accordance with the following exchange formula (rounded down to the next whole share): the value of your Eligible Options (as determined under an option pricing model) will be reduced by ten percent (10%), then that reduced amount will be divided by the fair market value of a share of Company common stock on the Grant Date. “Fair market value” for this purpose is the closing price of a share of Company common stock as reported on the Nasdaq Capital Market on the last trading day before the Grant Date. The option pricing model to be used is the Black-Scholes valuation model (a widely used model for calculating the value of derivative securities).

As of November 3, 2006, there were outstanding Eligible Options to purchase 310,812 shares of Company common stock. If we receive and accept for exchange all outstanding Eligible Options and all participants in the Offer elect to receive RSUs, we will grant RSUs representative of approximately 219,089 shares of our common stock, equaling approximately 3 percent of the total shares of our common stock outstanding as of November 3, 2006.

Exercise Price of New Options. All New Options will be granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq Capital Market the last trading day prior to the Grant Date. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our common stock in the future.

Vesting of RSUs and New Options. The RSUs and New Options will be completely unvested at the time of grant, regardless of the vesting schedule of the tendered Eligible Options, and the RSUs and New Options will vest in two annual installments: 50% vested on the first anniversary of the Grant Date, and 100% vested on the second anniversary of the Grant Date. Vesting is contingent upon your continuous employment with the Company through the applicable vesting dates. The New Options will become exercisable as they vest, and will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Capital Market on the last trading day prior to the Grant Date. One share of Company common stock will be delivered to you for each RSU that vests. The purchase price of the shares of common stock to be issued upon settlement of your RSUs will be the par value of our common stock, which is equal to one-tenth of one cent ($0.01) and the par value will be deemed paid by your past services rendered to Tegal. As a result, you do not have to make a payment to Tegal to receive the shares of common stock to be issued upon your settlement of your RSUs.

If you terminate from employment with the Company prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your RSUs and/or New Options.

For example, a fully vested Eligible Option grant would be exchangeable for a New Option grant with an exercise price set at the current market price on the trading day before the Grant Date and vesting over two years in annual installments, with vesting beginning on the first anniversary following the Grant Date.

Term of the New Options. The New Options will have a term equal to the remaining term of your Eligible Options exchanged, as long as you remain employed by Tegal. (See Section 8 of the Offer.) For example, if you decide to exchange an Eligible Option which would otherwise expire in 2009 for New Options, your New Options will also expire in 2009.

Other Terms and Conditions of the RSUs and New Options. All RSUs and New Options will be issued under and subject to the terms of the Plan. The New Options will not be exercisable prior to vesting. Shares of common stock will not be delivered under the RSUs until vesting. The other terms and conditions of the RSUs and New Options will be set forth in an award agreement to be entered into as of the Grant Date. Such other terms and conditions will be generally comparable to the other terms and conditions of other similar awards issued under the Plan. All New Options will be nonstatutory stock options granted under the Plan regardless of the tax status of the Eligible Options tendered for exchange. The shares of common stock that the RSUs represent and for which the New Options will be exercised are registered with the SEC.

9.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.

A list of executive officers and members of our Board is attached to this Offer as Appendix A. Our executive officers are eligible to participate in this Offer. The members of our board of directors, however are not eligible to participate in this offer.

As of November 3, 2006, all of our executive officers as a group (6 persons) held options outstanding under the Plan to purchase a total of 301,736 shares of our common stock. This represented approximately 44% of the shares subject to all options outstanding under the Plan and the Fifth Amended and Restated Stock Option Plan for Outside Directors.

Since September 3, 2006, none of our executive officers have engaged in transactions which involved options to purchase our common stock or involved a purchase or sale of our common stock.

There is no agreement, arrangement or understanding between Tegal or, to the best of our knowledge, any of our executive officers or members of our Board, and any other person for the purchase or acquisition from Tegal of any of our securities, except for the following as of November 3, 2006:

•	outstanding options granted to executive officers to purchase an aggregate of 217,581 shares of common stock pursuant to the Plan; and

•	outstanding options granted to members of our Board to purchase an aggregate of 84,155 shares of common stock pursuant to our Fifth Amended and Restated Stock Option Plan for Outside Directors.

10.  STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

We will cancel the difference between Eligible Options surrendered and RSUs and New Options issued and the shares of stock underlying such Eligible Options will be added to the number of shares reserved for issuance under the Eighth Amended and Restated 1998 Equity Participation Plan. Assuming exchange of all of the Eligible Options for RSUs and New Options, an aggregate of 65,013 options will be returned to the reserved share pool.

Under Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123R”), we would be required to recognize an expense as a result of the grant of New Options in exchange for Eligible Options to the extent the fair value of the New Options exceeds the fair value of the Eligible Options surrendered under an applicable option valuation model. We would be required to recognize an expense of the grant of RSUs to the extent that the number of shares underlying the RSUs multiplied by the last reported sales price of Company common stock on the Grant Date exceeds the fair value of the Eligible Options immediately before their cancellation. Because the Offer has been designed as an approximate value-for-value exchange, we expect to incur little or no charge to earnings for financial accounting purposes as a result of this Offer. However, due to a number of factors, including but not limited to our inability to predict which or how many Eligible Options will be exchanged, or what the future market price of our common stock will be on the Grant Date, we cannot predict what exact charge to earnings might result from the Option Exchange Program.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency, other than SEC review and certain exemption or notice filings that may be required in certain countries outside the United States, that is required for the exchange of Eligible Options for RSUs and New Options. If any other approval, exemptive filing, notice filing or action should be required, we presently intend to seek the approval, make such filing or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval, make such filing or take any other required action. Our obligation under this Offer to accept exchanged Eligible Options and to issue RSUs and New Options is subject to the conditions described in Section 6 of this Offer.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for RSUs and New Options pursuant to the Offer for those Eligible Employees subject to U.S. Federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences in more than one country that may apply to you.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

U.S. Federal Income Tax Consequences of Restricted Stock Units (RSUs). The exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of RSUs. Instead, you will recognize ordinary income when the RSU vests and no longer can be forfeited, and the shares of stock are delivered, at which time Tegal will also generally have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. Although not obligated to do so, Tegal intends to automatically withhold a sufficient number of otherwise distributable shares of common stock when RSUs vest to satisfy all tax withholding obligations.

U.S. Federal Income Tax Consequences of New Options. The exchange of Eligible Options, whether non-qualified options or incentive stock options under Section 422 of the Internal Revenue Code, should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. However, when you exercise a New Option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

All of the New Options you will be issued in exchange for your Eligible Options will be nonqualified stock options. The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

U.S. Federal Income Tax Consequences of Incentive Stock Options. So that you are able to compare the tax consequences of RSUs and New Options to those of any of your Eligible Options that are incentive stock options under Section 422 of the Internal Revenue Code, we have included the following summary as a reminder of the tax consequences generally applicable to incentive stock options under U.S. Federal income tax law:

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If you exchange an Eligible Option that is an incentive stock option, the New Options you receive will be nonqualified stock options. Accordingly, you would be giving up the tax treatment of incentive stock options if you participate in this Offer.

The above descriptions are only a summary of the U.S. federal income tax consequences of the exchange of Eligible Options under this Offer, and is not intended to provide you with any tax advice in connection with this summary or this Offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer. Also, please note that as a result of the American Jobs Creation Act of 2004, options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant may be taxable to you before you exercise your option. As of the date of this Offer, how such options will be taxed is unclear.

13.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may, at any time prior to the Expiration Date, extend the period of time during which this Offer is open and delay accepting any tendered Eligible Options by announcing the extension and giving oral or written notice of the extension to Eligible Employees.

You may withdraw your options at any time before the Expiration Date by following the procedures described in Section 3.

Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Option grants you elected to exchange. The date of the fortieth (40th ) business day after the commencement of this Offer is January 6, 2007.

We may, at any time prior to the Expiration Date, terminate, postpone or amend this Offer. To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Employees. Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we pay the consideration offered or return the Eligible Options promptly after we terminate or withdraw this Offer.

Subject to applicable law, we may amend this Offer in any way, including decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in this Offer.

We may amend this Offer at any time prior to the expiration of this Offer by announcing the amendment. If we extend the length of time during which this Offer is open, the amendment must be announced no later than 9:00 a.m. Pacific Daylight Time on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to this Offer will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish a notice electronically or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification: (a) we increase or decrease the amount of consideration offered for the Eligible Options; or (b) we increase or decrease the number of Eligible Options that may be tendered in the Offer.

14.  FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person pursuant to this Offer.

15.  ADDITIONAL INFORMATION.

This Offer document is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission (“SEC”). This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible Options:

(a) our Annual Report on Form 10-K for our fiscal year ended March 31, 2006, filed with the SEC on June 13, 2006;

(b) our Quarterly Report on Form 10-Q for our quarter ended June 30, 2006, filed with the SEC on August 14, 2006;

(c) our Definitive Proxy Statement for our 2006 Annual Meeting of Stockholders, filed with the SEC on June 20, 2006; and

      (d) the description of the common stock contained in our Registration Statement on Form 8-A (File No. 01-26824), which was declared effective by the Commission on October 18, 1995, including any subsequently filed amendments and related reports.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at www.sec.gov and our Exchange Act filings are also available at our web site at www.tegal.com.

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “TGAL”.

We will also provide without charge to each person to whom we deliver a copy of this Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Tegal Investor Relations
2201 South McDowell Boulevard
Petaluma, CA  94954

or the investor relations portion of our website at http://www.Tegal.com or by telephoning us at (707) 763-5600.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

16. FINANCIAL STATEMENTS

Attached as Appendix B to this Offer are our financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2006 and our financial statements included in our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. In addition, set forth below is our ratio of earnings to fixed charges for the fiscal years ended March 31, 2004, 2005, and 2006 and for the quarter ended June 30, 2006, and the book value per share information as of June 30, 2006.

	Fiscal Year Ended March 31,			Three Months Ended
	2004	2005	2006	June 30, 2006
Ratio of earnings to fixed charges (1)	—	—	—	—

(1)
For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on capital leases and interest on debenture financing. Earnings were insufficient to cover fixed charges by $41,463, $4,000, $0, and $0 in fiscal years 2004, 2005, 2006 and the three months ended June 30, 2006.

The book value per share of the Company at June 30, 2006 was $.29, based on 7,023,000 shares (on a post-reverse split basis) outstanding as of June 30, 2006.

More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 15 of this Offer.

17. MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your Eligible Options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF TEGAL

      The executive officers and members of the board of directors of Tegal and their positions and offices as of November 3, 2006, are set forth in the following table:

Name	Position and Offices Held

Thomas R Mika	President, Chief Executive Officer and Chairman of the Board

Christine T Hergenrother	VP, Chief Financial Officer, Secretary and Treasurer

Scott L Brown	Vice President

Murali Narasimhan	Vice President

Steve Selbrede	Vice President, Chief Technology Officer

Vahan Tchakerian	Vice President

Edward Dohring	Director

Jeffrey Krauss	Director

Duane Wadsworth	Director

      The business address of each director and executive officer is: c/ o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, CA, 94954. The business telephone number of each director and executive officer is (707) 763-5600.

	Shares Beneficially
Name	Owned	Percent of Class (%)
Thomas R Mika	85,541	1.20
Christine T Hergenrother	7,862	*
Scott L Brown	0	—
Murali Narasimhan	10,417	*
Steve Selbrede	35,416	*
Vahan Tchakerian	17,461	*
Edward Dohring	30,064	*
Jeffrey Krauss	30,898	*
Duane Wadsworth	15,900	*
Total	233,559	3.28
* Less than one percent.

A-1